Exhibit 99.1

CuraGen Contact:

Glenn Schulman, Pharm.D.

gschulman@curagen.com

(888) GENOMICS

FOR IMMEDIATE RELEASE

CuraGen Announces Clinical Progress with CG53135 for Oral Mucositis

- Clinical data to be presented in December at the 46th American Society of Hematology (ASH) Annual Meeting -

New Haven, Conn. – October 7, 2004 – CuraGen Corporation(Nasdaq: CRGN) announced today that clinical data from Phase I will be presented at the 46th Annual Meeting of the American Society of Hematology (ASH) taking place December 4th – 7th , 2004 in San Diego, California.

“We are very pleased with the progress we have achieved with CG53135 for oral mucositis and look forward to sharing the results of our Phase I program at ASH,” stated William Hahne, M.D., Vice President of Clinical Development at CuraGen. “The clinical data we have obtained has sparked the interest of several investigators who are eager to work with us in Phase II, and we are in the process of making the necessary preparations to transition the program later this year.”

In Phase I, the safety, tolerability and potential activity of CG53135 were explored in two studies involving different populations at risk for oral mucositis: patients undergoing autologous bone marrow transplantation for hematologic malignancies and patients receiving chemotherapy for metastatic gastrointestinal cancers. Both studies explored the effect of a single dose of CG53135 administered intravenously. Data from both studies will be published as part of the meeting proceedings. The bone marrow transplant study data will be disclosed as a poster at the meeting.

“We look forward to exploring the ability of a single dose of CG53135 to prevent oral mucositis in a double-blind, randomized, placebo controlled trial in Phase II” stated Tim Shannon, M.D., Executive Vice President of Research and Development and Chief Medical Officer at CuraGen. “In addition to CG53135, we believe our pipeline as a whole is making significant progress with PXD101, our promising histone deacetylase (HDAC) inhibitor for the treatment of multiple cancers, transitioning into Phase II in the first half of 2005, and CR002, our fully human monoclonal antibody for the treatment of kidney inflammation, expected to enter Phase I later this year.”

Background on CG53135 and Oral Mucositis (OM)

CG53135, a novel growth factor discovered by CuraGen that appears to promote both epithelial and mesenchymal cell proliferation, is currently being investigated for the prevention of OM, a side effect experienced by cancer patients undergoing chemotherapy or radiation therapy. The disease is characterized by inflammation and ulceration of the tissue lining the mouth and throat, leading to bleeding, pain, and difficulty eating and drinking. OM is sometimes a cause for clinicians to interrupt patients’ cancer treatment regimens, thus limiting the success of therapeutic plans. CG53135 is being investigated for the prevention of OM by being administered to patients before the onset of symptoms in order to decrease the incidence and duration of the disease. Animal studies suggest that CG53135 may also be effective for the treatment of OM when it is administered after the onset of early signs of OM in order to decrease the duration and progression to severe OM. An effective therapy for OM has the potential to treat debilitating symptoms, to allow cancer patients to better tolerate the appropriate doses of cancer treatment, and to decrease hospitalization time.

About CuraGen

CuraGen Corporation (NASDAQ: CRGN) is a genomics-based pharmaceutical company dedicated to improving the lives of patients by developing a pipeline of novel protein, antibody, and small molecule therapeutics in the areas of oncology, inflammatory diseases, obesity and diabetes. CuraGen’s therapeutics are based on targets from the human genome that are believed to play a role in important mechanisms underlying disease, including cell proliferation, anti-angiogenesis and peripheral metabolism. CuraGen has established broad development alliances with Abgenix, TopoTarget, and Bayer, and its experienced preclinical and clinical teams are rapidly advancing the Company’s pipeline of products for unmet medical needs. CuraGen’s expertise in systems biology, genomics and bioinformatics is now being used to prioritize therapeutic candidates with the highest chance of reaching the market and to help predict efficacy and safety in clinical trials. CuraGen’s technology and expertise has been used in partnerships with more than a dozen leading biotechnology and pharmaceutical companies including Bayer, Biogen, Genentech, GlaxoSmithKline, Hoffmann-La Roche and Pfizer. The Company is headquartered in New Haven, CT and additional information is available at http://www.curagen.com.

Safe Harbor

This press release may contain forward-looking statements, including statements about our ability to make the necessary preparations to transition CG53135 to Phase II trials later this year, our plan to explore the ability of a single dose of CG53135 to prevent oral mucositis in a double-blind, randomized, placebo controlled trial in Phase II, and our expectation to advance PXD101, our promising histone deacetylase (HDAC) inhibitor for the treatment of multiple cancers, into Phase II trials in the first half of 2005, and CR002, our fully human monoclonal antibody for the treatment of kidney inflammation, into Phase I trials later this year. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. CuraGen cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: CuraGen’s stage of development as a genomics-based pharmaceutical company, uncertainties of clinical trials, government regulation and healthcare reform, technological uncertainty and product development risks, product liability exposure, uncertainty of additional funding, CuraGen’s history of incurring losses and the uncertainty of achieving profitability, reliance on research collaborations and strategic alliances, competition, patent infringement claims against CuraGen’s products, processes and technologies, CuraGen’s ability to protect its patents and proprietary rights and uncertainties relating to commercialization rights. Please refer to our Quarterly Report on Form 10-Q for the period ended June 30, 2004 for a description of these risks. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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